Exhibit (g)(3)

BLUEBAY INTRA-GROUP SUB-SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of ______________, 2018 by and among BlueBay Asset Management LLP, a limited liability partnership incorporated in England and Wales with registration number OC370085 and having its registered office at 77 Grosvenor Street (“BBAM”) and BlueBay Asset Management USA LLC, a Delaware limited liability company with file number 4109273 having its principal place of business at Four Stamford Plaza, 107 Elm Street, Suite 512, Stamford Connecticut, USA (“BBUSA”), and together the “Parties”.

WHEREAS, each of the Parties is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is engaged in the business of supplying investment advice; and BBAM is authorised and regulated by the United Kingdom Financial Conduct Authority (“FCA”).

WHEREAS, BBAM has entered into an Investment Sub-Advisory Agreement (the “Sub-Advisory Agreement”) dated April 9, 2018 with the Destra International & Event-Driven Credit Fund (the “Fund”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”) and Destra Capital Advisors LLC (the “Advisor”);

WHEREAS, the Sub-Advisory Agreement permits BBAM to delegate provision of investment advice and portfolio management in respect of the Fund to BBUSA and BBAM wishes to delegate certain of its functions under the Sub-Advisory Agreement to BBUSA in relation to specific assets of the Fund in respect of which BBAM considers BBUSA to be experienced and in respect of which BBAM would like to avail itself of BBUSA’s know-how and expertise; in the manner and on the terms hereinafter set forth, and BBUSA is willing to furnish such services to BBAM;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, BBAM and BBUSA agree as follows:

1.	APPOINTMENT OF BBUSA

BBAM hereby appoints BBUSA to act on its behalf as sub-sub-adviser in respect of the Fund in respect of specific assets that BBAM considers BBUSA to be experienced and for which BBAM wishes to avail itself of BBUSA’s know-how in connection with BBAM’s own services to the Fund, in any case, subject to the supervision and oversight of the Advisor, the Board of Trustees of the Fund (the “Board of Trustees”) and BBAM, and in accordance with the terms and conditions of this Agreement.  BBUSA will be an independent contractor and will have no authority to act for or represent the Fund, BBAM, or Advisor in any way or otherwise be deemed an agent of the Fund, the Advisor or BBAM except as expressly authorized in this Agreement or another writing by the Fund, the Advisor, BBAM and BBUSA.

2.	ACCEPTANCE OF APPOINTMENT

BBUSA hereby accepts that appointment and agrees to render the services herein set forth, for the compensation described herein.

For the avoidance of doubt, the assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Advisor in writing). BBUSA will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of BBUSA.

3.	SERVICES TO BE RENDERED BY BBUSA TO THE FUND

A.           As an investment adviser to the Fund, BBUSA shall, subject to the supervision and oversight of the Board of Trustees, the Advisor and BBAM, assist BBAM with the investment and reinvestment of such portion of the assets of the Fund as BBAM may from time to time allocate to BBUSA for management (the “Sub-Sub-Advised Assets”).

B.           As part of the services it will provide hereunder, BBUSA will:

(i)           obtain and evaluate, to the extent deemed necessary and advisable by BBUSA in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Sub-Sub-Advised Assets or are under consideration for inclusion in the Sub-Sub-Advised Assets;

(ii)           formulate and implement a continuous investment program for the Sub-Sub-Advised Assets as outlined in the Fund’s Registration Statement;

(iii)          take whatever steps are necessary to implement the investment program for the Sub-Sub-Advised Assets by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Fund as necessary for the appropriate implementation of the investment program of the Sub-Sub-Advised Assets; and making required arrangements to meet collateral requirements for the trading of any derivatives in the Sub-Sub-Advised assets, including issuing instructions to advance collateral to any clearing house/member or bi-lateral counterparty, in order to meet the rules of any applicable exchanges or markets.

(iv)          cooperate with and provide such other reasonable assistance to BBAM as required for BBAM to comply with its applicable obligations pursuant to the Sub-Advisory Agreement.

(v)           keep BBAM fully informed on an ongoing basis as to (1) all material facts concerning the investment and reinvestment of the Sub-Sub-Advised Assets and (2) BBUSA and its key investment personnel and operations, and (3) make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Board of Trustees, the Advisor or BBAM; and attend meetings with BBAM, the Advisor and/or the Board of Trustees, as reasonably requested, to discuss the foregoing;

(vi)          in accordance with procedures and methods established by the Trustees of the Fund, which may be amended from time to time, provide assistance in determining the fair value of all securities and other investments/assets within the Sub-Sub-Advised Assets as requested;

(viii)        cooperate with and provide reasonable assistance to BBAM, the Advisor, the Fund’s administrator, the Fund’s custodian and foreign custodians, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and BBAM and/or Advisor; keep all such persons fully informed as to such matters as they may reasonably deem necessary (and as notified to BBUSA) to the performance of their obligations to the Fund and BBAM and/or Advisor; provide prompt responses to reasonable requests made by such persons; and maintain any appropriate interfaces with each such person so as to promote the efficient exchange of information; and

(ix)          file any required reports with the SEC pursuant to Sections 13(f) and 13(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

C.           In furnishing services hereunder, BBUSA shall be subject to, and shall perform in accordance with, the following:  (i) the Fund’s declaration of trust, by-laws and/or other governing instruments, as the same may be hereafter modified and/or amended from time to time (“Governing Documents”); (ii) the currently effective Registration Statement and any amendments thereto; (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Fund; (iv) the Fund’s compliance manual and other policies and procedures adopted from time to time by the Board of Trustees; and (v) the instructions of the Advisor and BBAM. Prior to the commencement of BBUSA’s services hereunder, BBAM shall provide BBUSA with current copies of any Governing Documents, the Registration Statement, compliance manual and other relevant policies and procedures that are adopted by the Board of Trustees, to the extent they have been provided to BBAM.  BBAM undertakes to provide BBUSA with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document to the extent they have been communicated to BBAM.

D.           BBUSA, at its expense, will furnish:  (i) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for BBUSA to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of BBUSA’s duties under this Agreement.

D.           On occasions when BBUSA deems the purchase of a security to be in the best interest of the Fund as well as other clients of BBUSA, BBUSA may, to the extent permitted by applicable laws and regulations, aggregate orders for securities to be purchase or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by BBUSA in the manner which BBUSA considers to be the most equitable and consistent with its fiduciary obligations to the Fund.

E.            BBUSA will maintain all accounts, books and records with respect to the Sub-Sub-Advised Assets as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

F.            BBUSA is authorized to effect cross transactions between the Fund and other accounts managed by BBUSA, BBAM and its affiliates.

4.	UNITED KINGDOM OUTSOURCING PROVISIONS

A.           BBUSA represents and warrants that it has sufficient resources to perform the duties set out in this Agreement and the persons who effectively conduct the business of BBUSA are of sufficiently good repute and experience.

B.            Without prejudice to the foregoing, BBUSA represents and warrants that:

(i)           it has sufficient resources and shall employ sufficient personnel with the skills, knowledge and expertise necessary for the proper discharge of the tasks delegated to it;

(ii)          it has an appropriate organisational structure supporting the performance of such tasks;

(iii)         the persons who effectively conduct the duties set out in this Agreement have sufficient experience, appropriate knowledge and appropriate practical experience in the relevant functions;

(iv)         the professional training of the persons referred to in (iii) above and the nature of the functions they have performed previously is appropriate for the conduct of the business.

C.           BBUSA shall establish methods and procedures for reviewing on an ongoing basis the services provided under this Agreement. BBUSA acknowledges that the Board of Trustees, the Advisor and/or BBAM shall take appropriate action if it appears to the Board of Trustees, the Advisor or BBAM that BBUSA cannot carry out the duties set out in this Agreement in accordance with this Section 4.

D.           BBAM agrees that it shall at all times have the necessary expertise and resources to supervise the duties set out in this Agreement.

E.           In carrying out its duties under this Agreement and performing the duties set out herein, BBUSA shall comply with:

(i)           any compliance policy, of whatever designation, formulated by the Board of Trustees, the Advisor or BBAM and notified to BBUSA as a policy with which BBUSA must comply to satisfy any applicable regulatory requirements;

(ii)          any methods for assessing the standard of performance of BBUSA;

(iii)         any investment rules, restrictions or guidelines communicated in writing (including via email) by the Board of Trustees, the Advisor or BBAM; and

(iv)         any instructions BBAM may impose throughout the existence of this Agreement in order to fulfil its own legal or regulatory obligations.

F.           BBUSA shall immediately disclose in writing to the Board of Trustees, the Advisor and BBAM any development that may affect its ability to carry out the duties set out in this Agreement effectively or in compliance with any applicable laws and regulatory requirements.

G.           For the duration of this Agreement, and for a period of five years after this Agreement is terminated, BBUSA shall permit and shall ensure that its employees shall permit each of BBAM, the auditors of BBAM and the FCA (and each of their agents, employees or representatives) at reasonable times and on reasonable prior notice:

(i)           to have access to the business premises of BBUSA;

(ii)          to have access to, inspect and take or print copies of all documents, books, records, computer systems, accounts and other relevant material relating to BBUSA’s carrying on of the duties set out herein; and

(iii)         to conduct such meetings, interviews, investigations and audits directly with BBUSA and/or any of its employees, and answer truthfully, fully and promptly all questions which are reasonably put to BBUSA and/or its employees, in each case only as is strictly necessary to discharge its duties applicable laws and regulatory requirements, in connection with BBUSA’s provision of the duties set out in this Agreement.

H.          The parties acknowledge and agree that for the purposes of this Section 4, references to the FCA shall be taken to include any other regulatory body of competent jurisdiction over BBAM’s business and which BBAM may identify to BBUSA in writing from time to time as requiring rights under this Section 4.

I.            BBUSA shall properly supervise the performance of the duties set out in this Agreement and adequately manage the risks associated therewith.

K.          BBUSA shall establish, implement and maintain a contingency plan for disaster recovery and periodic testing of backup facilities while taking into account the types of duties set out in this Agreement.

M.         BBUSA confirms that it has and maintains a record of all personal transactions in securities undertaken by its employees and will make available (or procure the availability of) such records to BBAM promptly on request to the extent that it is not prohibited from doing so by any law or regulation to which it is subject.

5.	COMPENSATION OF BBUSA

The services provided by BBUSA under this Agreement are derivative of those performed by BBAM pursuant to the Sub-Advisory Agreement. As such, for the services provided and expenses borne by BBUSA pursuant to this Agreement, BBAM will pay to BBUSA a monthly advisory fee equal to a percentage of the Fund’s average daily managed assets, and in accordance with the following table:

Managed Assets	Fees (annual rate as a percentage of average daily managed assets)

$1 to $50,000,000	0.875%
Over $50,000,001 to $100,000,000	0.6125%
Over $100,000,001 to $150,000,000	0.56875%
Over $150,000,001 to $250,000,000	0.525%
In excess of $250,000,000	0.4375%

For the avoidance of all doubt, neither the Fund nor the Advisor will compensate BBUSA for the services it provides hereunder. Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), BBUSA may, in its discretion and from time to time, waive all or any portion of its advisory fee.

6.	REPRESENTATIONS OF BBAM

BBAM represents, warrants and agrees that:

A.           it has been duly appointed by the Board of Trustees as Sub-Adviser to the Fund and has the full power to delegate to BBUSA the provision of investment services to the Fund (as set out herein).

B.           BBAM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide BBUSA with a copy of such code of ethics.

C.           BBAM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify BBUSA of the occurrence of any event that would disqualify BBAM from serving as investment sub-adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  BBAM will also promptly notify BBUSA if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

D.           BBAM is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon BBAM by applicable law and regulations.

C.           any information that it may provide to BBUSA is complete and correct and BBAM agrees to provide any further information properly required by any competent authority to which BBUSA is subject.

D.           BBAM will notify BBUSA promptly if there is any material change in any information it has provided pursuant to this Section 6 and will provide such other relevant information as BBUSA may from time to time reasonable request in order to fulfil its regulatory and contractual obligations.

E.           The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Advisor or any of its affiliates are a party.

7.	REPRESENTATIONS OF BBUSA

BBUSA represents, warrants and agrees that:

A.          BBUSA is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon BBUSA by applicable law and regulations.

B.           BBUSA (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Board of Trustees, Advisor and BBAM of the occurrence of any event that would disqualify BBUSA from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  BBUSA will also promptly notify the Board of Trustees, Advisor and BBAM if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision and such disclosure is not restricted by applicable law or regulation.

C.           BBUSA has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Board of Trustees, Advisor and BBAM with a copy of such code of ethics and any amendments to such code of ethics, together with evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Compliance Officer or a vice-president of BBUSA shall certify to the Advisor that BBUSA has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of BBUSA’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. BBUSA will further provide the Board of Trustees or Advisor, with relevant sections of its Code of Ethics for review of the Board of Trustees or Advisor, upon reasonable request of such party.

D.           BBUSA will notify the Fund, Advisor and BBAM prior to any assignment of this Agreement or change of control of BBUSA, as applicable, and either prior to or promptly after any changes in the key personnel of BBUSA, to the extent such relates to the Fund. The BBUSA agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control.

E.           The execution, delivery and performance of this Agreement does not, and will not, conflict with, or result in any violation or default under, any agreement to which BBUSA or any of its affiliates are a party.

8.	SUPPLEMENTAL ARRANGEMENTS

BBUSA may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed BBUSA hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act.  Any compensation payable to such persons shall be the sole responsibility of BBUSA or BBAM. For the avoidance of doubt, BBUSA may not delegate the any function hereunder relating to investment advice or portfolio management in respect of the Sub-Sub-Advised Assets.

9.	PROXIES

BBUSA will assist BBAM with voting proxies received with respect to the Sub-Sub-Advised Assets, and shall, under direction of BBAM, take all necessary and reasonable steps with respect to corporate actions related to securities held or previously held as part of the Sub-Sub-Advised Assets. The BBUSA shall not incur any liability to the Fund, Advisor or BBAM for failing to vote any proxies, or to take an action with respect to a corporate action, if it had not received such proxies or related communication on a timely basis.

10.	REGULATION

BBUSA shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Fund, as provided for in the Sub-Advisory Agreement; however, BBAM shall furnish to BBUSA such records as BBUSA shall reasonably require in order to carry out its business, subject to those being in possession of BBAM where they are to be provided by the Fund.  In the event of the termination of this Agreement, such other records shall promptly be returned to the Fund by BBUSA free from any claim or retention of rights therein, provided that BBUSA may retain any such records that are required to be retained by it by law or regulation. BBAM and BBUSA shall keep confidential any information obtained in connection with their respective duties hereunder and shall disclose such information only if the Fund has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective as of the date first written above, provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those Trustees of the Fund who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall continue for a period of more than two (2) years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13.	TERMINATION OF AGREEMENT

Notwithstanding the terms set out above, this Agreement may be terminated at any time, without the payment of any penalty, by either party on sixty (60) days written notice to the other. This Agreement will terminate upon a vote by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and on sixty (60) days written notice to BBAM and BBUSA. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), (ii) in the event the Investment Management Agreement between the Advisor and the Fund is assigned (as defined in the Investment Company Act) or terminates for any other reason, or (iii) in the event the Sub-Advisory Agreement between BBAM, the Advisor and the Fund is assigned (as defined in the Investment Company Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

14.	AMENDMENTS TO THE AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminate, other than in writing, and signed by the parties to this Agreement. Any amendment to this Agreement shall be subject to the Investment Company Act.

15.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of this Agreement made by BBUSA shall result in the automatic termination of this Agreement, as provided in Section 13 hereof.   Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of BBUSA except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

16.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to services of BBUSA relating to the Fund.

17.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

18.           NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or to such other address as specified in a notice duly given to the other party, which for the avoidance of doubt shall include via email.  Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	BlueBay Asset Management LLP Attn: Corporate Legal Dept. 77 Grosvenor Street London W1K 3JR, United Kingdom Email: corporatelegal@bluebay.com

For:	BlueBay Asset Management USA LLC Attn: Head of Legal & Compliance 750 Washington BLVD Stamford Tower North Suite 802, Stamford CT 06901 USA Email: acunningham@bluebay.com

For required notices to be given to the Advisor:

Destra Capital Advisors LLC Attn: Jane Shissler, General Counsel 444 West Lake Street Suite 1700 Chicago, Illinois 60606 Phone: (312)843-6171 Email: jane.shissler@destracapital.com

For required notices to be given to the Fund and/or the Board of Trustees:

Destra International & Event-Driven Credit Fund

c/o Destra Capital Advisors LLC

Attn: Jane Shissler, General Counsel

444 West Lake Street

Suite 1700

Chicago, Illinois 60606

Phone: (312)843-6171

Email: jane.shissler@destracapital.com

19.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

20.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, or any of the applicable provisions of the Investment Company Act.  To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

21.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.	THIRD PARTY BENEFICIARY

BBAM and BBUSA expressly agree that the Fund and the Advisor shall be deemed an intended third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

BLUEBAY ASSET MANAGEMENT LLP	BLUEBAY ASSET MANAGEMENT USA LLC

By:	By:
Name:	Name:
Title:	Title: